FOR IMMEDIATE RELEASE

INTERPUBLIC GROUP REPORTS
RESULTS FOR SECOND QUARTER 1998

New York, July 27, 1998 (NYSE:IPG) -- Philip H. Geier, Jr., Chairman of the Board and Chief Executive Officer, reported that The Interpublic Group of Companies, Inc. had net income for the second quarter of 1998 of $116.4 million, an increase of 24.8% over the restated net income for the second quarter of 1997 of $93.2 million. The basic earnings per share increased 20.5% to $.88 from $.73 for the comparable restated period of 1997. On a diluted basis, earnings per share for the second quarter of 1998 was $.84, an increase of 20% over the restated second quarter of 1997.

Gross income for the second quarter of 1998 was $972.4 million, an increase of 17.8% over 1997. Gross income for the United States operations increased 21.4%. Gross income from international operations increased 14.5%. Gross income from international operations would have increased 23.4%, except for strengthening of the U.S. dollar against major currencies.

Net income for the first six months of 1998 was $152.2 million, an increase of 24.1% over the restated net income for 1997. The basic earnings per share increased 18.6% to $1.15 from $.97 for the comparable restated period of 1997. On a diluted basis, earnings per share was $1.11 versus $.93 in 1997, an increase of 19.4%.

Gross income for the first six months of 1998 was $1,748 million, an increase of 16.2% from the restated six months of 1997. Gross income from United States operations increased 20.4%. Gross income from international operations increased 12.1%. Gross income from international operations would have increased 21.4%, except for the strengthening of the U.S. dollar against major currencies.

As more fully disclosed in the Company's supplemental consolidated financial statements, Interpublic acquired three companies in April 1998, which were accounted for as poolings of interests. All prior period figures have been restated to incorporate the aggregate effect of the April 1998 pooled companies in addition to all prior pooled entities.

Interpublic's agency systems gained record net new business during the second quarter of 1998 of approximately $294 million compared with the second quarter of 1997 net new business gain of $236 million, an increase of 24%. During the first six months of 1998 net new business gains were recorded of approximately $817 million compared with $709 million during the first six months of 1997, an increase of 15%.

Continuing cost containment efforts kept costs at appropriate levels. Mr. Geier noted that the Company's financial condition continues to be excellent, with a strong balance sheet and a solid cash position. He also noted, as in previous years, the results for the first six months do not necessarily indicate the results for the full year.

The  Interpublic  Group  of Companies  is  comprised  of  McCann-
Erickson  WorldGroup,  Ammirati Puris  Lintas,  The  Lowe  Group,
DraftWorldwide,    Western    International     Media,     Allied
Communications Group, Octagon and other related companies.

The shares of The Interpublic Group of Companies, Inc. are listed on  the  New  York  Stock Exchange (IPG); more information  about
Interpublic   is  available  on  the  company's   Web   site   at
www.interpublic.com.

Contact: Eugene P. Beard                    Thomas J. Volpe
         212/399-8053                       212/399-8056

  THE INTERPUBLIC GROUP OF COMPANIES, INC. AND ITS SUBSIDIARIES
                CONSOLIDATED SUMMARY OF EARNINGS
         SECOND QUARTER REPORT 1998 AND 1997 (UNAUDITED)
          (Dollars in Thousands Except Per Share Data)

                                                      %
                        Second Quarter             Favorable
                         1998        1997        (Unfavorable)
Gross Income:
  United States      $    479,849   $     395,246     21.4
   International          492,514         430,112     14.5
Total Gross Income   $    972,363   $     825,358
17.8
Costs and Expenses   $    751,522   $     649,291    (15.7)
Interest Expense     $     12,672   $      11,306    (12.1)
Income Before Provision
  for Income Taxes   $    208,169   $     164,761     26.3
Provision for
  Income Taxes       $     86,871   $      66,428    (30.8)
Net Equity
  Interests (a)      $     (4,945)  $      (5,113)       -
Net Income           $    116,353   $      93,220     24.8

Per Share Data:
  Basic EPS          $        .88   $         .73     20.5
  Diluted EPS        $        .84   $         .70     20.0
  Dividend per
   share-Interpublic $        .15   $         .13     15.4

Weighted Average Shares:
   Basic              132,925,736     127,161,514
   Diluted            141,684,852     136,044,790

                    %
                    Six Months Ended June 30        Favorable
                       1998             1997      (Unfavorable)
Gross Income:
   United States     $   889,098   $     738,509      20.4
   International         858,565         766,146      12.1
Total Gross Income   $ 1,747,663   $   1,504,655      16.2

Costs and Expenses   $ 1,452,088   $   1,264,165     (14.9)
Interest Expense     $    23,609   $      22,004      (7.3)
Income Before Provision
  for Income Taxes   $   271,966   $     218,486      24.5
Provision for
  Income Taxes       $   112,639   $      88,018     (28.0)
Net Equity
  Interests (a)      $    (7,134)  $      (7,817)        -
Net Income           $   152,193   $     122,651      24.1

Per Share Data:
  Basic EPS          $     1.15    $         .97     18.6
  Diluted EPS        $     1.11    $         .93     19.4
  Dividend per
   share-Interpublic $      .28    $         .24     16.7

Weighted Average Shares:
   Basic            132,659,926      126,948,010
   Diluted          137,892,204      135,615,360

Note: All prior period figures have been restated to incorporate the aggregate effect of the April 1998 pooled companies in addition to all prior pooled entities.

(a) Net equity interests is the equity in income of unconsolidated affiliates less income attributable to minority interests of consolidated subsidiaries.